FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO: 333-130512

PROSPECTUS

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE AND SALE PLAN

1,000,000 Shares of Common Stock, Par Value $1.00 per share

We are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase and Sale Plan, or simply, the Plan.  This prospectus describes and constitutes the Plan.  Please read this prospectus carefully and keep it for future reference.  Participation in this Plan is entirely voluntary and you can, at any time, discontinue it.  Details of the Plan, including information on American Stock Transfer & Trust Company, the Plan Administrator, are provided in the prospectus.

PLAN HIGHLIGHTS

•                  If you are an existing shareholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on your shares of common stock and by making optional cash payments of not less than $25 and up to a maximum of $10,000 per month. In some instances, we may permit optional cash payments in excess of this maximum.

•                  If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

•                  As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

•                  We may offer discounts ranging from 0% to 5% on dividend reinvestments and optional and initial cash investments. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” beginning on page 1 of this prospectus and the documents incorporated herein by reference for more information. We suggest you retain this prospectus for future reference.

Shares of our common stock are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2005.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
OUR BUSINESS
RISK FACTORS
THE PLAN
What is the Plan?
What features does the Plan offer?
Who is the Plan Administrator and what does the Plan Administrator do?
How do I contact the Plan Administrator?
How do I purchase shares if I am not currently a Sterling shareholder?
How do I purchase additional shares if I am already a Sterling shareholder?
How do I make cash investments in excess of $10,000?
How do I enroll to have my cash dividends reinvested?
Must I reinvest dividends?
What is the price I will pay for shares?
How do I keep track of the transactions in my account?
What is safekeeping of certificates and how do I submit my certificates?
How do I withdraw shares held in my Plan account?
How do I transfer shares to another person?
How do I sell shares held in my account?
How do I close my account?
What are the fees associated with participation?
Additional Information Regarding the Plan
Limitation of Liability
USE OF PROCEEDS
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
Tax Consequences of Dividend Reinvestment
Tax Consequences of Optional Cash Payments
Tax Consequences of Dispositions
Backup Withholding and Information Reporting
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DESCRIPTION OF SECURITIES
INTERESTS OF NAMED EXPERTS AND COUNSEL
EXPERTS

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You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include forward-looking statements  within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are  forward-looking statements  for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing.  The words “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” and variations of these words and similar expressions are generally intended to identify these forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.

These forward-looking statements may also include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, our de novo branching and acquisition efforts, and the economic conditions within our markets. These forward-looking statements involve numerous possible risks and uncertainties, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) performance of bank and non-bank subsidiaries; (2) deterioration in general economic conditions or real estate markets, internationally, nationally or regionally; (3) legislative or regulatory changes adversely affecting fiscal and monetary policies and the businesses in which we engage; (4) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (5) increased competitive pressure among financial services companies; (6) unfavorable conditions in the capital markets; (7) the occurrence of future terrorist acts; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by us with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date any forward-looking statements are made.

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OUR BUSINESS

Sterling Financial Corporation, or Sterling, is a banking holding company, the significant operating subsidiary of which is Sterling Savings Bank, or the Bank.  The Bank is a Washington State-chartered, federally insured commercial bank headquartered in Spokane, Washington that opened in 1983 as a stock savings and loan association, and converted to a commercial bank in July 2005.  The principal operating subsidiaries of the Bank are Action Mortgage Company, INTERVEST-Mortgage Investment Company and Harbor Financial Services, Inc.

Sterling provides personalized, quality financial services to its customers.  Sterling believes that this dedication to personalized service has enabled it to grow both its retail deposit base and its lending portfolio in the Pacific Northwest region.  With $6.80 billion in total assets at September 30, 2005, Sterling originates loans and attracts Federal Deposit Insurance Corporation, or FDIC, insured deposits from the general public through 137 financial service centers located in Washington, Oregon, Idaho and Montana.  Sterling also originates loans through Action Mortgage Company residential loan production offices in the four-state area, as well as Utah, and through INTERVEST-Mortgage Investment Company commercial real estate lending offices in Washington, Oregon, Arizona and California.  Sterling also markets fixed income and equity products, mutual funds, fixed and variable annuities and many other financial products through Harbor Financial Services, Inc. service representatives located throughout Sterling’s financial service center network.

Our shares of common stock are quoted on the Nasdaq National Market under the symbol STSA. The last reported sales price of our common stock on December 28, 2005 was $25.63.  Our executive offices are located at 111 North Wall Street, Spokane, Washington 99201. You can also contact us by telephone at (509) 227-5389, or through our website at www.sterlingsavingsbank.com.  The information on Sterling’s website is not part of this prospectus.  Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Sterling and its subsidiaries.

For additional information about Sterling’s business, see Sterling’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and the other documents Sterling files with the SEC, which are incorporated into this registration statement by reference.  See “Where You Can Find More Information” on page 18.

RISK FACTORS

Before you decide to participate in the Plan and invest in shares of our common stock, you should carefully consider the risks and uncertainties described below and other information included in this prospectus and the documents incorporated herein by reference in evaluating us and our business.  There are risks, many beyond our control, which could cause our results to differ significantly from our expectations. If any of the events described below or in the documents incorporated herein by reference occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly. In addition, you should consult your own financial and legal advisors before making an investment.

As a bank holding company, our earnings are dependent upon the performance of our bank and non-bank subsidiaries as well as by business, economic and political conditions.

Sterling is a legal entity separate and distinct from the Bank, although the principal source of our cash is dividends from the Bank.  Our right to participate in the assets of any subsidiary upon such subsidiary’s liquidation, reorganization or otherwise will be subject to the claims of the subsidiary’s creditors, which will take priority except to the extent that we may be a creditor with a recognized claim.

The Bank is also subject to restrictions under federal law which limit the transfer of funds to Sterling or to other affiliates, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by the Bank to Sterling or any other affiliate are limited in amount to 10% of the Bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized.

Earnings are impacted by business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. Business and economic conditions that negatively impact household or corporate incomes could decrease the demand for our products and increase the number of customers who fail to pay their loans.

A downturn in the local economies or real estate markets could negatively impact our banking business.

A downturn in the local economies or real estate markets could negatively impact our banking business. Because we primarily serve individuals and businesses located in the Pacific Northwest, a significant portion of our total loan portfolio is originated in the Pacific Northwest or secured by Pacific Northwest real estate or other assets. As a result of this geographic concentration the ability of customers to repay their loans, and consequently our results, are impacted by the economic and business conditions in the Pacific Northwest, in particular in the metropolitan areas of Seattle, Washington, Portland, Oregon and Boise, Idaho.  Any adverse economic or business developments or natural disasters in these areas could cause uninsured damage and other loss of value to real estate that secures our loans or could negatively affect the ability of borrowers to make payments of principal and interest on the underlying loans. In the event of such adverse development or natural disaster, our results of operations or financial condition could be adversely affected.

Furthermore, current uncertain geopolitical trends and negative economic trends, including uncertainty regarding economic growth and increased unemployment, may negatively impact businesses in our markets. While the short-term and long-term effects of these events remain uncertain, they could adversely affect general economic conditions, consumer confidence, market liquidity or result in changes in interest rates, any of which could have a negative impact on banking business.

We have shifted our focus to community banking.

We are increasing our business banking, consumer and construction lending while placing an increased emphasis on attracting greater volumes of retail deposits. Business banking, consumer and construction loans generally produce higher yields than residential mortgage loans. Such loans, however, generally involve a higher degree of risk than the financing of residential real estate, primarily because the collateral may be difficult to obtain or liquidate in the event of default. Construction lending is subject to risks such as construction delays, cost overruns, insufficient collateral and the inability to obtain permanent financing in a timely manner. Business banking and construction loans are more expensive to originate than residential mortgage loans. As a result, our operating expenses are likely to increase as we increase our lending in these areas. Additionally, we are likely to experience higher levels of loan losses than we would on residential mortgage loans. There can be no assurance that our emphasis on community banking will be successful or that any increase in the yields on business banking, consumer and construction loans will offset higher levels of expense and losses on such loans.

Our loan originations are highly concentrated in certain types of loans.

Our loans, with limited exceptions, are secured by either, real estate, marketable securities or corporate assets.  A significant portion of our loans are residential construction loans.  Our ability to continue to originate such loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature.  Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral, resulting in losses or delinquencies. Our residential mortgage and home equity loans are primarily secured by residential property in the Pacific Northwest.  As a result, conditions in the real estate markets specifically, and the Pacific Northwest economy generally, can materially impact the ability of our borrowers to repay their loans and affect the value of the collateral securing these loans.  Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

At September 30, 2005, approximately 21% of the Bank’s total loan portfolio consisted of construction loans, approximately 26% of which were for speculative endeavors.  A reduction in the demand for new construction could have a negative impact on the Bank and therefore on Sterling. Additionally, 18% of the Bank’s loan portfolio consisted of multifamily residential and commercial property loans at September 30, 2005.

Our earnings are significantly affected by the fiscal and monetary policies of the federal government and the governments of the states in which we operate.

The Board of Governors of the Federal Reserve System, also known as the Federal Reserve Board, regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which impact net interest margin, and can materially affect the value of financial instruments such as debt securities and mortgage servicing rights. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and hard to predict or anticipate.

The amount of income taxes that we are required to pay on our earnings is based on federal and state legislation and regulations. We provide for current and deferred taxes in our financial statements, based on our results of operations, business activity, legal structure and interpretation of tax statutes. We may take filing positions or follow tax strategies that may be subject to challenge. Our net income and earnings per share may be reduced if a federal, state, or local authority assessed charges for taxes that have not been provided for in our consolidated financial statements. There can be no assurance that we will achieve our effective tax rate or that taxing authorities will not change tax legislation, challenge filing positions, or assess taxes and interest charges.

Changes in market interest rates could adversely affect our earnings.

Our earnings are impacted by changing market interest rates. Changes in market interest rates impact the level of loans, deposits and investments, the credit profile of existing loans and the rates received on loans and investment securities and the rates paid on deposits and borrowings.  One of our primary sources of income from operations is net interest income, which is equal to the difference between the interest income received on interest-earning assets (usually, loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually, deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce net interest income as the difference between interest income and interest expenses decreases.

Interest rates are currently rising and if interest rates continue to rise, the amount of interest we pay on deposits and borrowings could increase more quickly than the amount of interest we receive on our loans, mortgage-related securities and investment securities. This could cause our profits to decrease. Rising interest rates would likely reduce the value of our mortgage-related securities and investment securities and may decrease demand for loans and make it more difficult for borrowers to repay their loans. Increasing market interest rates may also depress property values, which could affect the value of collateral securing our loans.

An increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the allowances for loan losses. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay a higher rate of return and may affect the value of our investment securities and other interest-earning assets.

Our cost of funds may increase as a result of general economic conditions, interest rates or competitive pressures.

Our cost of funds may increase because of general economic conditions, unfavorable conditions in the capital markets, interest rates and competitive pressures. We have traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of general economic conditions, market interest rates, competitive pressures, or other factors, our level of deposits decreases relative to our overall banking operation, we may have to rely more heavily on borrowings as a source of funds in the future, which may negatively impact net interest margin.

Competition may adversely affect our ability to attract and retain customers at current levels.

The banking and financial services businesses in our market areas are highly competitive.  Competition in the banking, mortgage and finance industries may limit our ability to attract and retain customers. We face competition from other banking institutions, savings banks, credit unions and other financial institutions. We also compete with non-bank financial service companies within the states that we serve and out of state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. There also has been a general consolidation of financial institutions in recent years, which results in new competitors and larger competitors in our market areas.

In particular, our competitors include major financial companies whose greater resources may provide them a marketplace advantage.  Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and the range and quality of services provided.  Because we have fewer financial and other resources than larger institutions with which we compete, we may be limited in our ability to attract customers. In addition, some of the current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we can accommodate.  If we are unable to attract and retain customers, we may be unable to continue our loan and deposit growth, and our results of operations and financial condition may otherwise be negatively impacted.

We may not be able to successfully implement our internal growth strategy.

We have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in non-interest expenses. There can be no assurance that we will be successful in implementing our internal growth strategy. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Pacific Northwest.

There are risks associated with potential acquisitions.

We may make opportunistic acquisitions of other banks or financial institutions from time to time that further our business strategy. These acquisitions could involve numerous risks including lower than expected performance or higher than expected costs, difficulties in the integration of operations, services, products and personnel, the diversion of management’s attention from other business concerns, changes in relationships with customers and the potential loss of key employees. Any acquisitions will be subject to regulatory approval, and there can be no assurance that we will be able to obtain such approvals. We may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions in our market area is highly competitive, and we may not be able to acquire other institutions on attractive terms. There can be no assurance that we will be successful in completing future acquisitions, or if such transactions are completed, that we will be successful in integrating acquired businesses into our operations.  Our ability to grow may be limited if we are unable to successfully make future acquisitions.

We may not be able to replace key members of management or attract and retain qualified relationship managers in the future.

We depend on the services of existing management to carry out our business and investment strategies. As we expand, we will need to continue to attract and retain additional management and other qualified staff.  In particular, because we plan to continue to expand our locations, products and services, we will need to continue to attract and retain qualified private banking personnel and investment advisors. Competition for such personnel is significant in our geographic market areas. The loss of the services of any management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our results of operations, financial conditions and prospects.

Defaults may negatively impact our business.

Increased delinquencies or loan defaults by our customers may negatively impact business. A borrower’s default on its obligations under one or more loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and workout of the loan.

If collection efforts are unsuccessful or acceptable workout arrangements cannot be reached, we may have to charge-off all or a part of the loan. In such situations, we may acquire any real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies. The amount owed under the defaulted loan may exceed the value of the assets acquired.

The allowance for loan losses may be inadequate.

Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Increases in this allowance result in an expense for the period. If, as a result of general economic conditions or a decrease in asset quality, management determines that additional increases in the allowance for loan losses are necessary, we may incur additional expenses.

Our loans are primarily secured by real estate, including a concentration of properties located in the Pacific Northwest. If an earthquake, volcano eruption or other natural disaster were to occur in one of our major market areas, loan losses could occur that are not incorporated in the existing allowance for loan losses.

We are expanding our lending activities in riskier areas.

We have identified commercial real estate, commercial business and consumer loans as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, non-residential loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increase, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore, earnings would be reduced.

Our operations could be interrupted if our third party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend, and will continue to depend, to a significant extent, on a number of relationships with third party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If these third party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be materially adversely affected.

Our internal control systems could fail to detect certain events.

We are subject to certain operations risks, including but not limited to data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on the ability, as well as that of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

We could be held responsible for environmental liabilities of properties acquired through foreclosure.

If we are forced to foreclose on a defaulted mortgage loan to recover our investment, it may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property that the cost of removal and clean-up would not exceed the value of the property, or that costs could be recovered from any third party. In addition, we may find it difficult or impossible to sell the property prior to or following any environmental remediation.

Our banking business is highly regulated.

State-chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. As a Washington State-chartered commercial bank, we are subject to regulation and supervision by the FDIC and the Washington Department of Financial Institutions, or DFI.  Federal and state laws and regulations govern numerous matters, including changes in the ownership or control of banks, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts, and terms of extensions of credit and investments, maintenance of permissible non-banking activities, maintenance of deposit insurance, protection of financial privacy the level of reserves against deposits, and restrictions on dividend payments.

The FDIC, the Federal Reserve Board and the DFI possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulations. These and other restrictions limit the manner in which we may conduct business and obtain capital or financing.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors, including actual or anticipated variations in quarterly operating results; recommendations by securities analysts and news reports relating to trends, concerns and other issues in the financial services industry. Other factors include new technology used or services offered by our competitors; operating and stock price performance of other companies that investors deem comparable to us; and changes in government regulations.

General market fluctuations, industry factors and general economic and political conditions and events, such as future terrorist attacks and activities, economic slowdowns or recessions, interest rate changes or credit loss trends, also could cause our stock price to decrease regardless of our operating results.

Future legislation could change our competitive position.

Various legislation, including proposals to change substantially the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Plan Administrator administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your shares unless you request a certificate for whole shares.

THE PLAN

What is the Plan?

Our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase common stock of Sterling with optional semi-monthly cash investments and cash dividends.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of shares of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit. We accordingly reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

What features does the Plan offer?

Initial investment. If you are not an existing shareholder, you can make an initial investment in Sterling common stock, starting with as little as $250 and up to a maximum of $10,000. See “How do I purchase shares if I am not currently a Sterling shareholder?” below for more information.

Optional semi-monthly cash investments. Once you are a registered shareholder, you can buy our common stock and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can increase your holdings of our common stock through optional semi-monthly cash investments of $25 or more, up to a maximum of $10,000 per month. You can make optional semi-monthly cash investments by check, money order or electronically with deductions from your personal bank account - either in a single transaction or automatically every two weeks. If you wish to make optional cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “How do I make cash investments in excess of $10,000?” below for more information.

Automatic dividend reinvestment. You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. You will also be credited with dividends on fractions of shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends on your certificated shares. You can receive dividends electronically or by check. See “How do I purchase additional shares if I am already a Sterling shareholder?” below for more information.

Share safekeeping. You can deposit your stock certificate representing shares of our common stock for safekeeping with the Plan Administrator. See “What is safekeeping of certificates and how do I submit my certificates?” below for more information.

Automated transactions. You can execute many of your Plan transactions online via American Stock Transfer Trust Company’s website at www.amstock.com.  The information on American Stock Transfer Trust Company’s website is not part of this prospectus.  See instructions below describing how to purchase and sell shares for more information.

Refer to “What are the fees associated with participation?” below for details on fees charged for these transactions and services.

Who is the Plan Administrator and what does the Plan Administrator do?

American Stock Transfer & Trust Company, or AST, currently is the Plan Administrator, registered transfer agent, and designated agent for each participating shareholder.  AST, as Plan Administrator, administers the Plan, purchases and holds shares acquired for you under the Plan, keeps records, sends statements of account activity and performs other duties related to the Plan.  The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, in either case as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

How do I contact the Plan Administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address: Sterling Financial Corporation, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attn:  Shareholder Relations Department or call the Plan Administrator at 1-800-676-0791 (toll free).  Include your name, address, daytime telephone number, account number, social security number (or personal identification number if you do not have a social security number) and reference Sterling on all correspondence.  All transaction requests should be directed to the Plan Administrator at P.O. Box 922, Wall Street Station, New York, New York 10269-0560.

In addition, you may visit the Plan Administrator’s website at www.amstock.com.  At this website, you can enroll in the Plan, obtain information, and perform certain transactions for your Plan account via the “Invest Online” option on the website.

How do I purchase shares if I am not currently a Sterling shareholder?

To make an investment online, log on to www.amstock.com, click “Invest Online,” then select “All Plans” from the left toolbar.  Select “Sterling Financial Corporation Common Stock.”  Then select “Invest Now” and follow the enrollment wizard, which will guide you through the simple six-step investment process.  You will be prompted to provide your banking account number and ABA routing number to allow for the direct debit of funds from your savings or checking account.  You will receive an email confirming receipt of your transaction as soon as you complete the investment process, as well as a subsequent email confirming the number of shares purchased and their price (generally within two business days).

To invest by mail, simply fill out an Enrollment Application, which can be obtained by calling the Plan Administrator at 1-800-676-0791 (toll free), and enclose a check or money order made payable to American Stock Transfer & Trust Company for the value of your investment.  The Enrollment Application may also be downloaded from the Plan Administrator’s website (www.amstock.com) and mailed to the Plan Administrator.

The minimum initial investment is $250.  The maximum investment is $10,000 per month.  Once you are a shareholder, the minimum purchase amount is reduced to $25.  There is a transaction fee of $2.50 per purchase of Sterling stock and a per-share commission of $0.10.  Thus, for example, if 20 shares were acquired by the Plan Administrator on your behalf, you would pay the Plan Administrator $4.50 for the transaction, $2.50 for the transaction fee and $2.00 for the per-share commission of $0.10.

Your cash payment, less applicable service charges and commissions, will be used to purchase shares for your account.  Both full and fractional shares up to three decimal places (if applicable) will be credited to your Plan account.  The Plan Administrator will commingle net dividend funds (if applicable) with cash payments from all participants to purchase shares either directly from Sterling or on the open market.  Purchase orders will be submitted daily if shares are purchased on the open market, or weekly on Wednesday of each week, or the next business day if Wednesday is a holiday, if shares are purchased directly from Sterling.  The Plan Administrator may, at its discretion, submit purchase orders less frequently (but no later than five trading days after receipt) if the total amount to be invested is not sufficient.  No interest will be paid by the Plan Administrator pending investment.  Instructions sent to the Plan Administrator may not be rescinded.

You may also authorize the Plan Administrator, on the Enrollment Application or the Plan Administrator’s website, to make semi-monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your bank account.  Funds will be withdrawn from your bank account, via electronic funds transfer, or EFT, on the 10th day of each month (or the next business day if the 10th is not a business day).  To terminate semi-monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions.  It is your responsibility to notify the Plan Administrator if your direct debit information changes.

If a check or EFT withdrawal is returned to the Plan Administrator as “unpaid,” the Plan Administrator will resell shares if already purchased and liquidate additional shares, if necessary, to reimburse itself for any loss incurred, as well as a returned check fee of $25.  This is in addition to any other rights the Plan Administrator may have.

How do I purchase additional shares if I am already a Sterling shareholder?

You can purchase additional shares at any time by making optional cash payments.  The minimum initial investment is $250.  The maximum investment is $10,000 per month.  Once you are a shareholder, the minimum purchase amount is reduced to $25.  There is a transaction fee of $2.50 per purchase of Sterling stock and a per-share commission of $0.10.  Thus, for example, if 20 shares were acquired by the Plan Administrator on your behalf, you would pay the Plan Administrator $4.50 for the transaction, $2.50 for the transaction fee and $2.00 for the per-share commission of $0.10.

To make an investment online, log on to www.amstock.com and select “Shareholder Account Access.”  You will be prompted to log in by entering your ten digit account number (provided to you on your account statement) and your social security number (or personal identification number, if you do not have a social security number).  From the left toolbar, select “Purchase Additional Shares.”  You may then complete your optional cash investment in two simple steps.

Optional cash payments may also be mailed to the Plan Administrator with the tear-off portion of your account statement (sent in conjunction with each scheduled dividend) or purchase transaction advice, or via detailed written instructions.

You may also authorize the Plan Administrator, on an enrollment application or the Plan Administrator’s website, to make semi-monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your bank account.  Funds will be withdrawn from your bank account, via EFT, on the 10th day of each month (or the next business day if the 10th is not a business day).  To terminate semi-monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions.  It is your responsibility to notify the Plan Administrator if your direct debit information changes.

How do I make cash investments in excess of $10,000?

If you want to make optional cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator at 1-800-676-0791 (toll free) or by downloading it from the Plan Administrator’s website (www.amstock.com) and upon completion, please send it to the Company via mail or facsimile at (509) 624-6233. You may also obtain a request for waiver form by contacting the Company directly.  We have the sole discretion to approve or refuse any request to make an optional cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional cash investment or initial investment.

If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•                  whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•                  our need for additional funds;

•                  the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•                  the purchase price likely to apply to any sale of common stock;

•                  the shareholder submitting the request;

•                  the extent and nature of the shareholder’s prior participation in the Plan;

•                  the number of shares of common stock held of record by the shareholder;

•                  the aggregate number of optional monthly cash investments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors; and

•                  our current and projected capital needs.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver.

How do I enroll to have my cash dividends reinvested?

The cash dividends on all shares held by the Plan Administrator will automatically be reinvested, unless you select the Cash Payments Only option on the Application Form or direct the Plan Administrator that you wish to receive cash dividend payments rather than have such cash dividends reinvested (which instructions can always be changed by providing notice to the Plan Administrator).

If you have shares other than those held in the Plan (either certificated or book entry), you may enroll to have your cash dividends applied toward the purchase of additional shares.

You may enroll to have your cash dividends reinvested by accessing the Plan Administrator’s website, at www.amstock.com.  Select “Shareholder Account Access.”  You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or personal identification number, if you do not have a social security number).  From the left toolbar, select “Enroll in Dividend Reinvestment.”

You may also enroll to have your cash dividends reinvested by completing the Dividend Reinvestment stub attached to your dividend check, or by sending a letter of instruction to the Plan Administrator.

You may reinvest your entire cash dividend or a portion thereof.  Please be advised that partial enrollments are not currently accepted on the website, and must be submitted to the Plan Administrator in writing.

Funds designated for reinvestment will be applied to the purchase of shares on the open market or directly from Sterling, at Sterling’s discretion.  Purchases will be made beginning on the dividend payment date.

The fee for dividend reinvestment is 2% of the dividend amount to a maximum of $2.50, and a $0.10 per share purchase commission.

Must I reinvest dividends?

No. Dividend reinvestment is an option offered under the Plan. When you enroll in the Plan by filling out the Enrollment Application, you may indicate whether you want cash dividends on your shares reinvested.

If you do not indicate a preference, however, all cash dividends on your Plan shares will be reinvested.

If you choose to receive cash dividends on some or all of your shares, your cash dividend can be deposited directly to your bank account.  If you are interested in this option, contact the Plan Administrator and request forms for Direct Deposit of Dividends.  Alternatively, you may enroll to receive your cash dividends via direct deposit by accessing the Plan Administrator’s website at www.amstock.com.  Select “Shareholder Account Access.”  You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or personal identification number, if you do not have a social security number).  From the left toolbar, select “Receive Dividends Via Direct Deposit.”  If you elect to receive cash dividends, and do not enroll in the direct deposit option or do not enroll in the Plan at all, your dividend payments will continue to be sent, by check, to the address of record on the account.

What is the price I will pay for shares?

If we direct the Plan Administrator to purchase shares of common stock directly from us, the purchase price of shares of common stock purchased will be the average of the closing sales prices of the shares of common stock as reported on the Nasdaq National Market for the five trading days immediately preceding the investment date during which the shares of the common stock were traded in the Nasdaq National Market, less the Plan discount, if any, then in effect.  We may offer discounts ranging from 0% to 5%. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

If the Plan Administrator purchases shares of common stock in market transactions, then your share price will be the average price of all shares purchased for that investment.  The share price is the same for all participants in a given investment (i.e., initial investors, current investors sending optional cash payments, and participants reinvesting their dividends).

The purchase price will not be known until the purchase is completed.  Participants should be aware that the price may fluctuate during the period between submission of a purchase request, its receipt by the Plan Administrator, and the ultimate purchase on the open market.

How do I keep track of the transactions in my account?

The Plan Administrator will mail a year-to-date summary plan statement after each cash dividend.  In addition, an advice will be mailed to you after each purchase, which advice will include the number of shares purchased and the purchase price.

You may also view your transaction history online by logging into your account on the Plan Administrator’s website at www.amstock.com.  Details available online include share price, commission and fees paid, and transaction type and date.

What is safekeeping of certificates and how do I submit my certificates?

If you own shares of Sterling common stock in stock certificate form, you may elect to deposit the shares represented by those stock certificates into your Plan account for safekeeping with the Plan Administrator.  The Plan Administrator will credit these shares to your Plan account.  You may later request issuance of a certificate from the Plan Administrator at any time.

To deposit shares with the Plan Administrator, send your stock certificates along with a check for $7.50 payable to American Stock Transfer & Trust Company.  We recommend that you send your certificates via registered mail and insured for 2% of the total value of the shares to protect against loss in transit.  The $7.50 fee will be waived if you elect to deposit your shares and, at the same time, sell them through the Plan.

How do I withdraw shares held in my Plan account?

You may request that the Plan Administrator issue a certificate for some or all of the shares held in your Plan account by doing any of the following:

•                  Access the Plan Administrator’s website at www.amstock.com.  Select “Shareholder Account Access.”  You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or personal identification number, if you do not have a social security number).  From the left toolbar, select “Request a Certificate for D/R Shares”;

•                  Call 1-800-676-0791 (toll free) to access the Administrator’s automated telephone system; or

•                  Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator.

The Plan Administrator will issue a certificate in the exact registered name shown on your Plan statement.  Certificates will be sent by first class mail, generally within a few days of receiving your request.  There is no charge to you for this service.

How do I transfer shares to another person?

Transfers may be made in book-entry form, or a certificate may be issued and sent to the new owner.  You can transfer to a person who already has a Plan account, or the new owner can set up a new Plan account if he or she does not have one.

To perform the transfer, send a written letter of instruction to the Plan Administrator setting forth the full name, address and social security number of the new owner.  The letter should indicate the number of shares (full and fractional if any) that should be transferred to the new owner.  All individuals listed in the account registration must sign the instructions. The signatures must be guaranteed by a bank, broker or financial institution that is a member of a Medallion Signature Guarantee Program.

How do I sell shares held in my account?

You may instruct the Plan Administrator to sell shares held in your Plan account by doing any of the following:

•                  Access the Plan Administrator’s website at www.amstock.com.  Select “Shareholder Account Access.”  You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or personal identification number, if you do not have a social security number).  From the left toolbar, select “Sell D/R Shares”;

•                  Call 1-800-676-0791 (toll free) to access the Administrator’s automated telephone system; or

•                  Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator.

If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction.

As with purchases, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker.  Sales will be made daily.  The Plan Administrator may, at its discretion, sell shares less frequently (but no later than five trading days after receipt) if the total number of shares to be sold is not sufficient.

The selling price will not be known until the sale is completed.  Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the open market.  Instructions sent to the Plan Administrator may not be rescinded.

The proceeds of the sale, less an administrative fee of $15 and commission of $0.10 per share, will be sent to you by check along with a Form 1099-B for income tax purposes (generally within four days following the sale).

How do I close my account?

You may terminate Plan participation by directing the Plan Administrator to sell all of the shares in your account.  You may submit a signed written instruction to the Plan Administrator, complete the tear-off stub from your account statement or other Administrator-provided document, or you may utilize the Plan Administrator’s website.  Follow the sales procedure outlined under “How do I sell shares held in my account?” above, making certain to elect the sale of all Plan shares.

Alternatively, you may elect to receive a certificate for the full shares held in your Plan account and to sell any fractional share remaining.  In such case, you will receive a check for the net proceeds of the fractional share, less the sale service fees outlined under “How do I sell shares held in my account?” above.  If the proceeds from the sale of the fractional share are insufficient to cover the processing fees, a check will not be issued, nor will you be billed for any additional fees.

You must specifically inform the Plan Administrator that you wish to terminate participation in the Plan (which option is listed separately on the tear-off stub attached to Plan communications).  If you fail to do so, future dividends on non-Plan shares will continue to be reinvested in accordance with your pre-termination instructions, until you direct the Plan Administrator otherwise.

What are the fees associated with participation?

You are responsible for certain fees, as follows:

Dividend Reinvestment.  If shares are purchased through “Dividend Reinvestment,” then the Plan Administrator will collect a fee of 2% up to a maximum of $2.50 for each investment.

Optional Cash Payments.  A fee of $2.50 per transaction will be collected by the Plan Administrator for each optional cash payment.

Sale/Termination.  A fee of $15 per transaction will be collected by the Plan Administrator for each sale of Sterling shares in the Plan or each termination of participation in the Plan.

Safekeeping.  A fee of $7.50 per transaction will be collected by the Plan Administrator if shares are deposited with the Plan Administrator and you do not elect to sell the shares at the same time.

Commission.  In addition to the applicable fees above, a commission of $0.10 per share will be collected by the Plan Administrator for all purchases and sales, including reinvestment purchases.

We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

If you choose to participate in the Plan through a broker or other financial intermediary you will be responsible for any fees or other charges incurred in connection with the services provided by such broker or other financial intermediary.

Additional Information Regarding the Plan

Sterling reserves the right to curtail or suspend transaction processing until the completion of any stock dividends, stock splits or other corporate actions.  Any stock dividends, distributions or stock split shares distributed on stock held by the Plan Administrator for the participant in the Plan will be credited directly into the participant’s account.

Plan participants may vote all shares (full and fractional) held in their Plan account.

Neither Sterling nor the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability: (i) arising out of failure to terminate a participant’s account, sell stock held in the Plan, or invest optional cash payments or dividends; or (ii) with respect to the prices at which stock is purchased or sold for the participant’s account and the time such purchases or sales are made.

If, at any time, the total number of shares in the participant’s account is less than one (1) share, any remaining fraction may be sold and the account closed.  See above Section on the sale of shares for applicable fees associated with the sale of shares.

Sterling reserves the right to modify the terms of the Plan, including applicable fees, or to terminate the Plan at any time.  In addition, Sterling reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.  The Plan may generally be used by institutional investors or financial intermediaries, subject to Sterling’s approval should Sterling deem such approval to be necessary.  The Plan shall be governed by and construed in accordance with the laws of the State of Washington.  Participation in the Plan, via any of the means outlined herein, shall constitute an offer by the participant to establish an agency relationship with the Plan Administrator and shall be governed by the terms and conditions of the Plan.

Neither Sterling nor the Plan Administrator will provide any advice, make any recommendations, or offer any opinion with respect to whether or not you should purchase or sell shares or otherwise participate under the Plan.  You must make independent investment decisions based on your own judgment and research.  The shares held in Plan accounts are not subject to protection under the Securities Investor Protection Act of 1970.

Limitation of Liability

The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•                  the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•                  the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•                  any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock through the Plan only if the purchases are made directly from us. We have no current specific plan for the use of any such proceeds other than for general business purposes. The purpose for offering our shares through the Plan is to provide a benefit to our shareholders while potentially increasing the capitalization of the Company.  We will not receive any proceeds from shares purchased by the Plan Administrator in open market or negotiated purchases. We do not know the number of shares that participants will purchase under the Plan or the prices at which the shares will be sold to participants.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service, or the Service, and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested. You are urged to consult your tax advisor to determine the particular tax consequences that may result from your participation in the Plan.

Tax Consequences of Dividend Reinvestment

In the case of shares of common stock purchased by the Plan Administrator from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the shares of common stock purchased with your reinvested dividends. This amount includes the discount, if any, on reinvestment provided for by the Plan. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq National Market for the investment date.

In the case of shares (including any fractional shares) purchased in market transactions or in negotiated transactions with third parties, you will be treated as having received a distribution equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

The distributions described above will constitute taxable dividend income to you to the extent of our current and accumulated earnings and profits allocable to the distributions.  Under current law, which is scheduled to sunset at the end of 2008, dividend income will generally be taxed to you (if you are an individual) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates. Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will reduce the basis of your shares of common stock by the amount of the excess distribution, but not below zero. To the extent that excess distributions exceed the tax basis in your shares, and provided that you have held your shares as capital assets, you will recognize capital gain, which will be taxable as long-term capital gain if you have held your shares for more than one year.

The tax basis of your shares of stock purchased with reinvested dividends will generally equal the total amount of distributions you are treated as having received, as described above. Your holding period in shares of common stock (including fractional shares) acquired pursuant to the Plan will generally begin on the day after the shares are credited to your account.

Tax Consequences of Optional Cash Payments

Participants who choose to purchase additional shares by electing optional cash payments, and who have also elected to have their dividends reinvested, will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the participant. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq National Market for the investment date. Any such distributions will be subject to tax in accordance with the rules described above under “Tax Consequences of Dividend Reinvestment.” The tax treatment of participants who purchase shares by electing optional cash payments or as an initial cash investment, but who have not elected to have their dividends reinvested, is not entirely clear under existing law. However, the Service has indicated in certain private letter rulings, that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan. Private letter rulings are not binding on the Service and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless such rulings often reflect the current thinking of the Service. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash investment or an optional cash investment may differ depending on whether you are participating in the dividend reinvestment feature of the Plan.

The tax basis of shares of common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment. Your holding period in such shares (including fractional shares) generally begins on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.

Tax Consequences of Dispositions

You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Under certain circumstances described below, we, or the Plan Administrator may be required to deduct backup withholding on distributions paid to a shareholder, regardless of whether those distributions are reinvested. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan Administrator with its taxpayer identification number; (2) the Service notifies us or the Plan Administrator that the identification number furnished by the participant is incorrect; (3) the Service notifies us or the Plan Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Withheld amounts will generally constitute a tax payment credited on such participant’s federal income tax return.

The Administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. Such information will also be furnished to the Service to the extent required by law.

PLAN OF DISTRIBUTION

Subject to the discussion below, we may, at our sole discretion, distribute newly issued shares of our common stock sold under the Plan.  Alternatively, we may purchase shares on the open market to be distributed pursuant to the Plan.  You will be responsible for certain fees, commissions and expenses in connection with such transactions.  The following is a summary of fees for which you will be responsible:

Dividend Reinvestment	2% of the amount of each investment, up to a maximum of $2.50 for each investment
Optional Cash Payments	$2.50 per transaction
Sale/Termination	$15 per transaction
Safekeeping	$7.50 per transaction if without sale
Commission	$0.10 per share on purchases and sales (including reinvestment purchases), in addition to the applicable fees above

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC.  You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.  In addition, our filings are available on our website at www.sterlingsavingsbank.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 16, 2005;

•                  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed with the Securities and Exchange Commission on May 10, 2005, August 9, 2005 and November 8, 2005, respectively; and

•                  Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 23, 2005, May 20, 2005, July 8, 2005, July 26, 2005, September 2, 2005, October 25, 2005 and December 21, 2005.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on our website, www.sterlingsavingsbank.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389

DESCRIPTION OF SECURITIES

Immediately after the closing of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.  As of November 30, 2005, there were outstanding 34,797,130 shares of common stock, held of record by approximately 1,950 shareholders.  There were also outstanding options to purchase 1,339,328 shares of common stock.  There were no shares of preferred stock or options to purchase preferred stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders.  There are no cumulative voting rights.  Subject to preferences to which holders of preferred stock issued after the sale of the common shares in this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any shares of preferred stock that may be outstanding.  Holders of common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions that apply to the common stock.  All shares of common stock outstanding are, and the shares of common stock offered in this offering, when they are issued and paid for, will be, fully paid and nonassessable.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Upon the closing of this offering, the board of directors will be authorized, subject to any limitations imposed by law, without shareholder approval, from time to time to issue up to a total of 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.  We have no present plans to issue any preferred stock.

Registration Rights

Pursuant to an Agreement and Plan of Merger by and between our wholly owned subsidiary, INTERVEST-Mortgage Investment Company, and Peter W. Wong Associates, Inc., or PWA, dated November 15, 2004, the former shareholders of PWA are entitled to registration rights for the shares of our common stock that they hold.  They have waived their rights with respect to the registration statement of which this prospectus is a part.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by the law firm of Witherspoon, Kelley, Davenport & Toole, P.S.  Ned M. Barnes, Secretary and Director of Sterling, is a principal of the law firm.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of BDO Seidman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.